EXHIBIT 10.14(b)

First Amendment to
The Delta Air Lines, Inc. 2015 Long-Term Incentive Program
Section 2 of the Delta Air Lines, Inc. 2015 Long-Term Incentive Program is amended by adding the following new subsection (d) to the end thereof:
“(d)    Notwithstanding any provision of the 2015 LTIP or the Performance Compensation Plan to the contrary, the minimum amount of total Performance Awards payable to eligible Participants (the “Minimum Amount”) may be fixed by the Committee (or its delegate) on or prior to the end of the Performance Period, but in no event earlier than one calendar month prior to the end of the Performance Period. Once so determined by the Committee (or its delegate), the Minimum Amount shall not be further reduced or eliminated at any time thereafter. Any portion of the Minimum Amount allocated to such Participants that may be forfeited pursuant to the terms of the 2015 LTIP shall be reallocated among the other eligible Participants.”